Exhibit 10.1

July 13, 2010

Mr. Robert G. Blatz

3997 Mimosa Place

Palm Harbor, FL 34685

Dear Bob:

We are pleased to confirm our offer of employment as Senior Vice President, Operations for U-Store-It (referred to herein as “We” or the “Company”) and we wanted to take this opportunity to convey some important information regarding your new position.  Defined terms not otherwise set forth in this Letter are defined on the attached Addendum.

Your first day of employment will be on a mutually acceptable date and you will report to Dean Jernigan, Chief Executive Officer.  You will be compensated a base salary at the rate of $275,000 per year, payable on a semi-monthly basis.  You are eligible for a target annual bonus covering performance for the prior year in the form of a cash payment of 60% of your base salary.  The bonus payable in 2011 will be prorated for the portion of 2010 that you are employed by the Company.  Under the current plan, maximum performance would allow you to earn up to 90% of your base salary.  You will be eligible for annual target long-term incentive awards as determined by the Compensation Committee.  Your initial long term incentive award is expected to be granted in January of 2011 and will be in an amount of no less than $340,000 which will be awarded as a mix of restricted stock and options subject to compensation committee approval.

You will also receive relocation compensation of $125,000 payable in the form of $75,000 cash (less withholding of taxes and other deductions required by law) and a grant of $50,000 in time-vested (three years) restricted stock on your first day of employment.

You will be eligible to receive an allowance for the use of an automobile (including the payment of vehicle insurance) or, in lieu of providing such allowance, the Company will provide you with an automobile of suitable standard to your position in accordance with the Company’s policy.  You will be offered participation in the Company benefit plans, when eligible, which includes executive health, vision, and dental coverage for you and your dependents, life and ad&d, short and long-term disability, 401(k), Deferred Compensation, Section 125 flexible spending and access to an Employee Assistance Plan.  You will accrue vacation at a rate of twenty (20) days per year and sick time and paid holidays according to Company policy.   In addition to the foregoing benefits, you will be eligible to participate in any similar benefit programs that may be available to similarly situated senior executives of the Company generally, on the same terms as may be applicable to such other executives, in each case to the extent that you are eligible under the terms of such plans or programs.  The Company shall also maintain customary liability insurance for trustees and officers and list you as a covered officer under such policy(ies).

Because this position is classified as exempt, you will not be eligible for overtime pay and the nature and scope of your responsibilities will dictate the amount of time and number of hours/days per work week which the Company expects you will find necessary to devote to the performance of your duties in order to meet successfully the goals of the Company.

Additionally, employment with the company is “at-will”, meaning that both you and the company have the right to terminate the employment relationship at any time with or without cause.

Upon a Change of Control and (i) a material reduction in authority, duties and responsibilities; (ii) a material reduction in annual salary; or (iii) a requirement by the Company that the executive’s work location be moved more than 50 miles from the company’s headquarters location, you will receive a cash payment equal to 2.99 times the sum of (a) your annual salary as in effect on the date of the termination, plus (b) the average of the sum of the two previous annual bonuses received by you at the time of your termination, or target bonus if you have not received an annual bonus or most recent annual bonus if only one has been paid at the time of such termination.  In addition and notwithstanding anything contrary contained in any plan, all grants and awards of equity (and any accrued dividends or distributions thereon) held by you shall become fully vested and exercisable on the effective date of your termination under this paragraph.

Bob, on behalf of the entire U-Store-It team, we look forward to working with you!   We believe you will find your association with U-Store-It to be attractive in terms of your responsibilities, personal job satisfaction and opportunities for professional development.  Please confirm your acceptance of this offer by signing this employment letter and returning it to me not later than July 16, 2010.

Sincerely,

/s/ Dean Jernigan

Dean Jernigan
Chief Executive Officer

I have reviewed the foregoing, I understand the terms, and I accept the terms of this offer of employment.

/s/ Robert G. Blatz	7/27/2010
Robert G. Blatz	Date

ADDENDUM

Defined Terms

Change of Control shall mean:

(i) the dissolution or liquidation of the Company,

(ii) the merger, consolidation, or reorganization of the Company with one or more other entities in which the Company is not the surviving entity or immediately following which the persons or entities who were beneficial owners (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of voting securities of the Company immediately prior thereto cease to beneficially own more than 50% of the voting securities of the surviving entity immediately thereafter, or

(iii) a sale of all or substantially all of the assets of the Company to another person or entity other than an affiliate of the Company.

Change in Control Payment

If any payment made to you within six months of the date of your termination under the preceding paragraph would cause you to incur any additional tax under Section 409A of the Internal Revenue Code of 1986, as amended, then payment of such amounts shall be delayed until the date that is six months following your termination date (“Earliest Payment Date”).  If this provision becomes applicable, it is anticipated that payments that would have been made prior to the Earliest Payment Date in the absence of this provision would be paid as a lump sum on the Earliest Payment Date and the remaining severance benefits or other payments would be paid according to the schedule otherwise applicable to the payments.